Exhibit 10.68

SUMMARY OF TERMS AND CONDITIONS OF EMPLOYMENT

This document summarizes the terms and conditions of employment between Mark R. McCormack and Koppers (“the Company”) as set out below.

TITLE:

Vice President, Australasian Operations & Managing Director, Koppers Australia Pty. Limited

REPORTS TO:

Senior Vice President, Global Carbon Materials & Chemicals

DUTIES:

You shall perform the duties, services and responsibilities as specified by the Senior Vice President, Global Carbon Materials & Chemicals of Koppers Inc. and shall have the authority commensurate with your position.

HAY POINTS:

2,128

GRADE:

38

PLACE OF WORK:

Sydney, New South Wales, Australia

COMMENCEMENT DATE:

December 1, 2006

The Company reserves the right to change your title and/or duties at any time during your employment without your consent. The Company will not change your place of work without your consent.

RESPONSIBILITIES:

You are required to:

1.	Devote your full attention and use your best efforts to further the growth, reputation and business of the Company, its shareholders, subsidiaries and affiliates and observe all lawful directions, orders or instructions given to you.

2.

Acknowledge that information relating to the business or affairs of the Company, its shareholders, subsidiaries and affiliates which is not available in the public domain including, but not limited to: technical information; business and marketing plans; strategies; customer information; information concerning the Company’s products; pricing information and policies; promotions; developments; financing plans; business policies and practices; processes; techniques; methodologies; formulae; processes; compilations of Information; research materials; software (source and object code); algorithms; computer processing systems; drawings; proposals; job notes; reports; records; specifications; inventions; discoveries; improvements; innovations; designs; ideas; trade secrets; proprietary information; manufacturing, packaging, advertising, distribution, and sales methods; sales and profit figures; and client and client lists and other forms of information considered by the Company to be confidential and in the nature of a trade secret, is confidential information and is the sole property of the Company. You shall not, either during your employment or thereafter, without the prior written consent of the Company, directly or indirectly, disclose to any person or use any of such confidential information for your own or for another’s benefit.

3.	Acknowledge that any invention, discovery, original work or authorship or any improvement of any kind relating to, or which could be applied to, the products or services sold by the Company which you make during your employment shall become the property of the Company, To the extent required by the Company, you will authorize the Company to sign any documents to give effect to such obligations.

4.	Undertake not to be directly or indirectly involved knowingly with any business activity which conflicts or may tend to conflict or be in competition with any of the Company’s operations, unless otherwise agreed by the Company.

5.	Work as required to meet the needs of the Company, in this position you will, from time to time, be required to travel and work irregular and extended hours.

6.	Agree to be bound by and to comply with all of the Company’s policies and codes of conduct. You acknowledge that these policies and codes may change from time to time, but will still be part of the terms of your employment. You agree that failure to comply with those policies and codes may result in the summary termination of your employment if such conduct is willful or intentional

7.	Conduct business lawfully and ethically, and meet the highest standards of legal and ethical conduct and to deal honestly with customers, suppliers and consultants; maintain accurate books, records and accounts; follow applicable travel and expense guidelines; comply with all applicable laws and avoid conflicts of interest, including engaging in conflicting business relationships, improper hiring of family members or accepting or giving gifts or other favors, other than of nominal value; and as otherwise specified in the Company’s Code of Conduct.

8.	Periodically confirm in writing that you have read the Koppers Code of Conduct and Ethics and Compliance Program and that you are in compliance with it and are unaware of any acts of non-compliance (or have reported same).

9.	Not bind the Company to any agreement or otherwise purport to be authorized to deal as an agent of the Company, except as authorized by the Company’s Limits of Authority,

REMUNERATION & OTHER TERMS

Annual Base Salary

Your annual Base Salary shall be AU$300,000 before taxes and other deductions and shall be payable monthly directly to a bank account that you nominate. Base Salary is the only remuneration component that will be used for the purpose of determining statutory and any other payments on termination. Your Base Salary shall be subject to periodic review by your manager. You will be advised in writing should your remuneration be altered or should you be granted any additional remuneration benefits during your employment with the Company. Your base salary will be reviewed at such times as are deemed appropriate by the Senior Vice President, Global Carbon Materials & Chemicals.

Car Allowance

You will be entitled to receive AU$55,450 per annum under the Company novated motor vehicle plan. This amount will be applied against a motor vehicle that you choose to novate under the plan, or alternatively, you may elect to take it as taxable cash income. Your car allowance shall not be considered as part of your “salary” for purposes of the calculation of your benefits under the Superannuation Plan or for the calculation of any severance benefits which may become due and payable to you.

Superannuation

Your participation in the Koppers Australia Superannuation Plan will remain as it presently is unless you exercise choice of fund under the choice of superannuation legislation. The life insurance policy with ING in the amount of AU$700,000 will continue to be maintained.

Annual Incentive Compensation

Your annual incentive target will be 55% of your annual base salary. You will be eligible to participate in the following annual Incentive plans at the specified participation levels:

•	Corporate Senior Management Plan – 25%
•	Global CM&CKVA Plan – 25%
•	Koppers Australia KVA Plan – 50%

Your actual participation in such plans shall be subject to such terms and conditions as the Board of Directors of Koppers shall determine, from time to time. Performance criteria for awards under the above plans will be based on the terms of the applicable plans. Your annual incentive compensation shall not be considered as part of your “salary” for purposes of the calculation of your benefits under the Superannuation Plan or for the calculation of any severance benefits which may become due and payable to you.

Long Term Incentive Plan

You will participate in the 2005 Long Term Incentive Plan of Koppers Holdings Inc., as such plan may be amended from time to time and subject to the terms and conditions of such plan. The amount of any awards under such plan shall be determined by the Board of Directors of Koppers Holdings Inc. (or an appropriate Committee thereof) from time to time. Your long-term incentive compensation shall not be considered as part of your “salary” for purposes of the calculation of your benefits under the Superannuation Plan or for the calculation of any severance benefits which may become due and payable to you.

Leave

Annual Leave entitlements are as provided for under legislation applicable to the State in which your work is based. Company policy is that the employees take annual leave regularly, preferably within six months of each completed year of employment. The dates on which you propose taking leave must be acceptable to the Company, and the Company undertakes not to reasonably withhold its approval. Annual Leave Loading is paid at the rate of 20%, payable annually in December.

Long Service Leave entitlements are as provided for under legislation applicable to the State in which your work is based.

Sick Leave Is paid at the Company’s discretion.

Other leave types are according to statutory requirements applicable to the State in which you work.

Car Space

A car space will be provided for you.

Club Membership – Golf or Business

The Company shall pay your initiation fee and monthly dues at a mutually acceptable golf club or business club located in the Sydney area. You will be responsible for all expenses Incurred by you in connection with your use of such club, except for expenses that are payable or reimbursable under the Company’s expense reimbursement policies.

Change in Control Agreement

The current Change in Control Agreement between the Company and you shall continue in full force and effect until such time as it is terminated pursuant to its terms.

Expense Reimbursement

You shall be entitled to receive prompt reimbursement for all reasonable expenses that you incur in performing services for the Company, provided that such expenses are properly accounted for and are in accordance with the policies and practices in effect from time to time as established by the Company.

Other Benefit Plans

Nothing contained herein shall preclude you from participating in and receiving benefits under any future benefit plans, programs and arrangements (which are duly amended, approved or adopted from time to time) for Australian salaried employees to the extent that the terms of any such benefit plans, programs and arrangements provide for your participation.

OCCUPATIONAL SAFETY, HEALTH, AND THE ENVIRONMENT (SH&E)

During your employment with the Company you must comply with its SH&E policies and procedures. You will be responsible for identifying and addressing workplace hazards in the work place environment in which you work and in which any of your subordinates work.

Health

As a condition of your employment, you may from time to time be required to submit to a medical examination or participate in a health or rehabilitation/return to work program at the Company’s expense.

Drug & Alcohol Prohibition

The Company has a Drug and Alcohol Policy, a copy of which is available to any employee upon request. The use of or possession of Drugs other than as prescribed to you or used by you for genuine medical reasons, are strictly prohibited from the Company’s workplace. The policy forbids the misuse or abuse of prescribed medications. The consumption of alcoholic beverages on Company worksites is also strictly prohibited. It is a condition of this contract that you will not report to work, attend work or perform any of your duties while taking or under the influence of alcohol or drugs. You consent to submit yourself for drug and alcohol testing if requested to do so. You will be required to comply with the Drug and Alcohol Policy that includes pre-employment, causal, post accident/incident and random testing. Refusal to submit to testing will be treated the same as having had a positive test result. Non-negative test results will cause certain actions being taken by the Company as outlined in that Policy.

Employees should note that the allowable limit for breath alcohol content is in accordance with site specific agreements, but not to exceed nationally recognized levels. You should make yourself aware of the level applicable to any Company site(s) where you work. Other substances will be tested against the maximum allowable limit as recorded in the Australian Standard

AS4308 - 2001: Procedures for the Collection, Detection and Quantification of Drugs of Abuse in Urine.

TERMINATION OF EMPLOYMENT

Notice

Your employment may be terminated by you or by the Company by the giving notice of twelve months or such other mutually agreed lesser period of notice, in writing.

Payments in Lieu of Notice

The Company may terminate your employment immediately and without written notice by paying base salary of twelve month’s pay lieu of notice.

Grave Misconduct or Dishonesty

If in the Company’s opinion you are guilty of any serious misconduct or dishonesty or refuse to obey a reasonable and lawful directive your employment may be terminated by the Company without notice or payment in lieu of notice.

Termination of Benefits

The Company, in its sole discretion, has the right to terminate, freeze or otherwise amend any of the benefit plans in which you participate at any time for any reason; provided, however, that the Company cannot reduce any of your vested accrued benefits. If any of such benefit plans are terminated, frozen or otherwise amended, you and your eligible dependents will have no greater right to benefits than the other participants in such benefit plans.

NO OTHER BENEFITS

This statement is a complete record on the terms, conditions and/or benefits of your appointment arrangement between the Company and you.

VARIATION

No variation of the terms of your employment as set out in this contract is valid unless the variation is in writing and agreed to in writing by both parties.

SEVERABILITY

Any provision of this contract which is prohibited or unenforceable in any Jurisdiction will be ineffective in that Jurisdiction to the extent of the prohibition or unenforceability and will not invalidate the remaining provisions of this contract nor effect the validity or enforceability of that provision in any other jurisdiction.

NO REPRESENTATIONS AND WARRANTIES

You acknowledge that in entering into this contract, you have not relied on any representations or warranties about its subject matter, except as provided in this contract.

GOVERNING LAWS AND JURISDICTIONS

This contract is governed by the laws in force in New South Wales and both the Company and you irrevocably submit to the non-exclusive jurisdiction of the courts of New South Wales.

ACCEPTED AND AGREED TO:

/s/ Mark R. McCormack	1 JAN 2007
Mark R. McCormack	Date